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                                                                   Exhibit 10.3


                              OPERATING AGREEMENT

                                      FOR

                            ACCESS HEALTHMAX LLC II


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                              OPERATING AGREEMENT
                                      FOR
                            ACCESS HEALTHMAX LLC II

                      A Florida Limited Liability Company

         This Operating Agreement ("Agreement") of Access HealthMax LLC II is entered into effective as of May, 1997 by those persons executing the signature pages hereof as Members (hereafter, the "MEMBERS"), and Access HealthMax, Inc., a Florida corporation (hereafter, the "MANAGER") for the purpose of setting up the regulations for operating Access HealthMax LLC II as a Florida limited liability company, pursuant to Chapter 608 of the Florida Revised Statutes (the "FLORIDA ACT"). In this Agreement, the Manager and the Members may be referred to individually as a "Member" or collectively as the "Members."

         Daniel J. Pavlik is the Initial Member, whose Economic Interest shall be retired upon the admission of the Members. The Manager also is a Member.

         Pursuant to the Florida Act, management of the LLC is vested in the Manager. The Manager also is a Member, as provided herein.

                                    RECITALS

         A. Articles of Organization for Access HealthMax LLC II (the "LLC") were filed with the Florida Department of State on or about May 7, 1997.

         B. The LLC is or may be authorized to do business in the following state(s): Florida, Minnesota, and other states in the Midwestern United States.

         C. The parties hereto desire to set forth the terms and conditions of the admission of Members to the LLC and their agreement of the regulations by which the LLC is to be operated.

         D. This Operating Agreement is attached as an exhibit to the Private Placement Memorandum dated May 12, 1997 (the "Memorandum") prepared by the LLC in connection with the offer and sale of Economic Interests for a total of up to $1,000,000, consisting in the aggregate of cash proceeds and up to $500,000 in face value of indebtedness owed by the Manager which is exchanged by the investor for Economic Interests herein.

                                   AGREEMENT

         In consideration of the mutual promises and covenants contained herein, the parties agree as follows:




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                                   ARTICLE I

                       NAMES, ADDRESSES, AND DEFINITIONS

         1.1 NAME. The name of this limited liability company is Access HealthMax LLC II, a Florida limited liability company.

         1.2 PURPOSE AND ADDRESS FOR LLC RECORDS. The business purpose of the LLC is to sell, primarily to health care providers, a comprehensive lifestyle management system and related nutritional supplement program, which is proprietary to the Manager. The system and program is to be sold to clinical support centers, through regional offices to be set up by the LLC in the states to be serviced by the LLC. No other purpose will be pursued by the LLC without the approval of the Members holding a majority of the Capital Interests held by all of the Members.

         The address within Florida where the books and records of the LLC will be kept is 2012 South Orange Avenue, Orlando, Florida 32806, or at such other location within Florida as may be designated by the Manager. The business activities of the LLC will be conducted initially through a clinical support center to be opened in Minnesota, and thereafter in additional states as warranted, which states may include Ohio, Pennsylvania, Virginia, West Virginia, Delaware, and the District of Columbia.

         1.3 REGISTERED OFFICE AND REGISTERED AGENT. The LLC's initial registered office shall be at the office of its registered agent, Access HealthMax, Inc., 2012 South Orange Avenue, Orlando, Florida 32806.

         1.4  NAMES AND ADDRESSES OF THE MEMBERS.

                                    MANAGER:

                                    Access HealthMax, Inc.
                                    2012 South Orange Avenue
                                    Orlando, Florida 32806

                                    INITIAL MEMBER:

                                    Daniel J. Pavlik
                                    2102 South Orange Avenue
                                    Orlando, Florida 32806

                                    MEMBERS:

                                    Access HealthMax, Inc.
                                    2012 South Orange Avenue
                                    Orlando, Florida 32806






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                  The Economic Members, as set forth on the counterpart
         signature pages of this Agreement.

         1.5 TERM. Except as provided herein, the term of the LLC shall continue from the date of the filing of the Articles of Organization with the Florida Secretary of State until the first to occur of (i) the dissolution of the LLC in accordance with either the provisions of this Operating Agreement or the Florida Act; or (ii) the 10th anniversary of the date of the filing of the Articles of Organization with the Florida Secretary of State.

         1.6 LLC PROPERTY. LLC Property shall include all of the property owned and acquired by the LLC, whether real or personal or tangible or intangible. No Member, as such, shall have any owner- ship interest in any such LLC Property. All property paid or brought into, or transferred to, the LLC as a Capital Contribution of a Member, or subsequently acquired by purchase, trade or otherwise, on account of the LLC, shall be LLC Property.

         1.7 OTHER QUALIFICATION FILINGS. In addition to the Articles of Organization, the Manager shall file and publish all other instruments and notices for the operation, qualification under the laws of other states, and continuation of a limited liability company as necessary.

         1.8 DEFINITIONS. The following terms shall have the following meanings in this Agreement:

                  a. "ARTICLES OF ORGANIZATION" shall mean the Articles of Organization of the LLC.

                  b. "CAPITAL ACCOUNT" as of any given date shall mean the Capital Contribution to the LLC by a Member as adjusted up to a given date pursuant to Articles III and IV. "DEFICIT CAPITAL ACCOUNT" shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year.

                  c. "CAPITAL CONTRIBUTION" shall mean any contribution to the capital of the LLC in cash or property by a Member whenever made. "INITIAL CAPITAL CONTRIBUTION" shall mean the initial contribution to the capital of the LLC pursuant to this Operating Agreement, consisting of cash or the exchange of an Economic Interest for the cancellation of indebtedness owed to the investor by the Manager, which indebtedness was incurred by the Manager prior to the formation of this LLC. Upon issuance by the LLC of an Interest in exchange for the cancellation of any such indebtedness, all of such indebtedness shall be





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extinguished and canceled, and none of such indebtedness shall be owed to the investor by the LLC or by the Manager. Initial Capital Contributions, whether consisting of cash or the cancellation of indebtedness or a combination of both, shall be treated equally under this Agreement.

                  d. "CAPITAL INTEREST" shall mean the proportion that a Member's positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances, as adjusted from time to time.

                  e. "CODE" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

                  f. "FLORIDA ACT" shall mean the Florida Revised Code, Sections 1705.01 - 17.05.58, as in effect as of the filing of the Articles of Organization, and as may be amended in the future.

                  g. "LLC" refers to Access HealthMax LLC II.

                  h. "DISTRIBUTABLE CASH" shall mean all cash, revenues, and funds received by the LLC from LLC operations or activities, after deduction of the sum of the following to the extent paid or set aside by the LLC:

                  (i) all principal and interest payments on indebtedness of the LLC;

                  (ii) all expenses which have been incurred incident to the normal operation of the LLC's business, including: (a) general and administrative expense related to the LLC's office in Florida and to the additional clinical support centers, but not including general and administrative expense of the Manager; (b) promotional and marketing expense, including travel expense of the Manager related to marketing of the LLC services and products; and (c) all amounts owed or payable to the Manager under Section 6.8 of this Agreement (for the reimbursement of expenses, for management fees, and for regional office opening expense, and the other items specified under Section 6.8); and

                  (iii) such Reserves as the Manager deems reasonably necessary for the proper operation of the LLC's business, including without limitation working capital requirements for inventory and other items, capital replacements, improvements and any contingencies as determined by the Manager.






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                  i. "ECONOMIC INTEREST" shall mean a Manager's or Member's
share of the LLC's Net Profits, Net Losses, and distributions of the LLC's assets pursuant to this Operating Agreement and the Florida Act. Except as provided herein, an Economic Interest does not entitle the holder to any right to participate in the management of the LLC, or any right to vote on, consent to, or otherwise participate in any decision of the Manager relating to the LLC. An Economic Interest may only be transferred in accordance with this Operating Agreement.

                  j. "MEMBER" shall mean the owner of an Economic Interest in the LLC. A Member shall be entitled to inspect the books and records of the LLC. The LLC shall provide regular reports to the Members concerning the LLC business, and to provide to the Members the tax returns and other information necessary to enable the Members to include information about the LLC in their tax returns on a timely basis.

                  k. "ENTITY" shall mean any general partnership, limited partnership, limited liability company, limited liability partnership, limited liability limited partnership, corporation, joint venture, trust, business trust, cooperative, or association or any foreign trust or foreign business organization, or any other entity through which business may be lawfully conducted.

                  l. "FISCAL YEAR" shall mean the LLC's fiscal year, which shall be the calendar year.

                  m. "MANAGER" shall mean Access HealthMax, Inc. and its successors in interest, and any further or additional Managers appointed under this Agreement. References to the Manager in the singular shall also, where the context so requires, be deemed to include the plural.

                  n. "MANAGER'S INTEREST" shall mean a Manager's entire interest in the LLC including any Economic Interest held as a Member and such other rights and privileges as the Manager may possess under this Agreement, including the right to manage the business and affairs of the LLC and the rights to Net Profits and Net Losses and to receive Distributable Cash.

                  o. "LIQUIDATING EVENT" shall mean a sale, condemnation, exchange, foreclosure or other transaction which results in the disposition of all or substantially all of the assets of the LLC, or any other event which effects the dissolution of the LLC.

                  p. "NET PROFITS" and "NET LOSSES" shall mean the income, gain, loss, deductions, and credits of the LLC in the aggregate or separately stated, as appropriate, determined in accordance with Article IV herein.





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                  q. "PERSON" means any individual or Entity and the heirs,
executors, administrators, legal representatives, successors, and assigns of the "Person" where the context so permits.

                  r. "PREFERENCE" means the right of the Members to receive an annual, non-guaranteed, cumulative, non-compounding, priority cash payment from Distributable Cash equal to 10.5% per year of 100% of the Initial Capital Contributions of the Members, until such time as the Members have received cash distributions from the LLC equal to 125% of their Initial Capital Contributions. The Members have a priority over distributions to the Manager as set forth in Article IV of this Agreement.

         The Preference shall start to accrue upon the LLC's acceptance of the last subscription from a Member in establishing the LLC, irrespective of when any individual Member subscribes for an interest in the LLC and irrespective of when any individual Member delivers his or its Capital Contribution to the LLC. If available, the Preference shall be paid to each Member quarterly. Any monies returned to the Members in any one year period in an amount in excess of a cumulative 10.5% return on the invested and unreturned Capital Contributions of the Members shall be deemed to constitute a partial or complete return (as the case may be) of the Members' Initial Capital Contributions.

                  s. "RESERVES" shall mean, with respect to any fiscal period, funds of the LLC (from whatever source) which are set aside or allocated to reserves maintained in amounts deemed sufficient by the Manager for working capital, and to pay taxes, insurance, debt service, or other costs or expenses, incident to the operation of the LLC business, including amounts owed to the Manager under Section 6.8

                  t. "SUBSCRIPTION AGREEMENT" means the Subscription Agreement to be executed by each Member in connection with the purchase of an Economic Interest in the LLC for cash or for the cancellation of indebtedness owed to the investor by the Manager.

                  u. "TREASURY REGULATIONS" and "REGULATIONS" shall include proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.





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                                   ARTICLE II

                               POWERS OF THE LLC

         2.1 POWERS. The LLC shall have and exercise all powers necessary or appropriate, in the determination of the Manager, to operate the business of the LLC.

                                  ARTICLE III

                                    CAPITAL

         3.1 INITIAL CAPITAL CONTRIBUTIONS AND LOANS FROM MEMBERS. Each of the Members shall contribute to the LLC the amount of cash set forth as follows:

                  a. CAPITAL:

                           i. INITIAL MEMBER'S CASH CONTRIBUTION: The Initial
Member shall contribute $100 to the LLC for an Economic Interest. Upon the admission of the additional Members to the LLC, the Economic Interest of the Initial Member shall be retired and canceled and the $100 shall be paid to the Initial Member.

                           ii. MEMBERS' CONTRIBUTIONS: The original Members
admitted to the LLC shall contribute, in the aggregate, a minimum of $275,000 and a maximum of $1,000,000 to the capital of the LLC, at a price of $25,000 per Interest. All contributions shall be paid in cash, or by the cancellation of indebtedness owed to the investor by the Manager, upon admission into the LLC, as set forth in the Memorandum and the Subscription Agreement. Not more than 20 Interests shall be issued in exchange for the cancellation of $500,000 of indebtedness owed by the Manager to the investor.

                           iii. MANAGER'S CASH CONTRIBUTION: The Manager, as a
Member, will make an Initial Capital Contribution of $10,000 cash to the capital of the LLC.

                           iv. MANAGER'S NON-CASH CONTRIBUTIONS: The Manager
shall contribute such time, skill, experience and expertise as are necessary to the business of the LLC. The Manager's non-cash contributions shall include the use, license, assignment or other transfer of technology, patents, developments, know-how, trade secrets, copyrights, formulas, information and other proprietary information owned or licensed by the Manager and necessary for the LLC to conduct its business as contemplated herein, as determined in the sole discretion of the Manager.

                           v. NO WITHDRAWALS OR INTEREST: No Member shall be
entitled to receive any interest on contributions to the capital of the LLC (except as provided herein). No Member shall have the right to withdraw and





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demand the return of the Member's Capital Contribution (except as provided herein upon the dissolution of the LLC or following a decision of the Manager to distribute the capital of the LLC).

                           vi. NO PRIORITY: No Member shall have any priority
over any other Member with respect to any distribution of LLC property or cash which may be made by the LLC, except that the Members shall be entitled to the priorities of distribution as set forth in Section 3.2

                           vii. ADDITIONAL CAPITAL CONTRIBUTIONS: No additional
Capital Contributions other than the Initial Capital Contributions shall be required pursuant to this Agreement.

                  b. LOANS FROM MEMBERS: Loans may be obtained from Members on the following terms:

                           i. MEMBERS: Following the request of the Manager,
each Member, in his or its discretion, may lend money to the LLC on terms determined by the Manager. If a request for loans is made by the Manager and the offers to loan from the Members are greater than the amount needed, the Manager may, in its discretion, accept the first offers until the amount required is subscribed or may divide the loans among the offering Members pro rata, based on the amount of each Member's Initial Capital Contribution.

                           ii. MANAGER: Should the Members not loan all funds
needed, or if the timing of the LLC's need for funds does not permit requesting loans from the Members, the Manager may make one or more loans to the LLC on terms no more favorable than those offered to the Members, or if not offered, then on such terms and conditions as are commercially reasonable at that time under prevailing market conditions, which shall not be greater than the Prime Rate of Interest published in The Wall Street Journal plus two points. Any loan by the Manager shall be due and payable at any time when the repayment thereof, in whole or in part, would, in the opinion of the Manager, not reduce the operating cash reserves necessary for the proper operation of the LLC's business.

         3.2 CASH DISTRIBUTIONS. The Manager shall make distributions as follows:

                  a. OPERATING DISTRIBUTIONS: Distributable Cash available from the operating business of the LLC shall be distributed, when deemed appropriate by the Manager, who shall make a determination as to any such distribution, in no event less than quarterly, as follows:





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                           i. First, such amounts shall be paid to the Members
(including the Manager to the extent it may have invested cash capital as a Member, but not with respect to the $10,000 initially invested by the Manager) until such time as the Members have received cash equal to their Preference;

                           ii. Second, such amounts to the Manager as may be
required for the Manager to pay any federal or state income tax liability incurred by the Manager as a result of distributions to the Members in Paragraph 3.2(a)(iii) below;

                           iii. Third, such amounts to the Members (including
the Manager to the extent it has invested capital as an Member, but not with respect to the $10,000 initially invested by the Manager) until such time as the Members have received total cash equal to one hundred twenty-five percent (125%) of their Initial Capital Contributions;

                           iv. Fourth, such amounts to the Manager (for its
investment as a Member, including its $10,000 initially invested) until such time as the Manager has received total cash disburse- ments equal to its Capital Contributions; and

                           v. Fifth, 25% of the remaining Distributable Cash
from LLC operations to the Members and 75% to the Manager.

                  b. LIQUIDATING DISTRIBUTIONS: Distributable Cash available from Liquidating Events shall be made as follows:

                           i. First, to the extent that the Members have not
received disbursements equal to the Preference, such amounts shall be paid to the Members (including the Manager to the extent it has invested cash capital as an Member, but not with respect to the $10,000 initially invested by the Manager) until such time as the Members have received total cash disbursements equal to the Preference.

                           ii. Second, such amounts to the Manager (for its
investment as a Manager) as may be required for the Manager to pay any federal or state income tax liability incurred by the Manager as a result of any distributions to the Members in Paragraph 3.2(b)(iii) below.




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                           iii. Third, to the extent that the Members have not
received total cash disbursements equal to one hundred twenty-five percent (125%) of their Initial Capital Contributions, then any remaining amounts shall be paid to the Manager until such time as the Manager has received total cash disbursements equal to its Capital Contribution (including the $10,000 initially invested by the Manager) if the same has not already been paid; and

                           iv. Then, any remaining Distributable Cash from a
Liquidating Event shall be distributed twenty-five percent (25%) to the Members and seventy-five percent (75%) to the Manager.

                  c. PRIORITY OF DISTRIBUTIONS: No Member shall have any priority to distributions over any other Member.

         3.3 ADDITIONAL BORROWINGS. At the determination of the Manager, the LLC may borrow from banks, lending institutions, or other third parties and may pledge LLC assets to secure and provide for the repayment of such loans.

         3.4 LIMITATIONS ON DISTRIBUTIONS. No Member may receive a distribution from the LLC if after the distribution, the LLC would not be able to pay its debts as they become due in the usual course of business, or the LLC's total assets would be less than the sum of its total liabilities (except liabilities to Members on account of their Capital Contributions).

         Distributions shall be made in the manner stated in this Agreement.

         Pursuant to Section 428(1)(a) of the Florida Act, each Member acknowledges that if the Members receives the return of any part of the Member's Capital Contribution, even without violation of the Articles of Organization or this Agreement or the Florida Act, the member is liable to the LLC for a period of one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the LLC's liabilities to creditors who extended credit to the LLC during the period when the contribution was held by the LLC.

         Pursuant to Section 428(1)(b) of the Florida Act, if a Member receives the return of all or any part of the Member's Capital Contribution in violation of the Articles of Organization, this Agreement or the Florida Act, the Member is liable to the LLC for a period of six years thereafter for the amount of the contribution wrongfully returned.



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         3.5 DISTRIBUTIONS. All distributions of Distributable Cash and property shall be made at such time as determined by the Manager pursuant to this Agreement. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the LLC shall be treated as amounts distributed to such Members pursuant to this Section 3.

                                   ARTICLE IV

                       ALLOCATIONS OF PROFITS AND LOSSES

         4.1 DETERMINATION. Net Profits and Net Losses shall mean the amounts which are reportable by the LLC for federal income tax purposes generally determined in accordance with Code Section 703 and following sections. Net Profits and Net Losses from operations shall be determined and allocated at the end of each fiscal year with respect to that year. Net profits and Net Losses from a Liquidating Event shall be determined and allocated as of the date of such event.

         4.2 NET PROFITS AND NET LOSSES FROM OPERATIONS. Subject to Paragraph 4.5, Net Profits and Net Losses from Operations shall be allocated as follows:

                  a. Net Profits from Operations shall be allocated:

                           i. First, one hundred percent (100%) to the Members
until the cumulative Net Profits allocated under this Agreement equals the cumulative cash paid to them as their Preference;

                           ii. Second, ninety-nine percent (99%) to the Members
and one percent (1%) to the Manager to the extent of all Net Losses previously allocated to them on a ninety-nine percent (99%) - one percent (1%) basis; and

                           iii. Then, twenty-five percent (25%) to the Members
and seventy-five percent (75%) to the Manager.

         4.3 NET PROFITS AND NET LOSSES FROM A LIQUIDATING EVENT. Net Profits and Net Losses from a Liquidating Event shall be allocated as follows:

                  a. Net Profits from a Liquidating Event shall be allocated:





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                           i. First, one hundred percent (100%) to the Members
until the cumulative Net Profits allocated under this Agreement equals the cumulative cash paid to them as their Preference;

                           ii. Second, ninety-nine percent (99%) to the Members
and one percent (1%) to the Manager to the extent of all Net Losses previously allocated to them on a ninety-nine percent (99%) - one percent (1%) basis; and

                           iii. Then, twenty-five percent (25%) to the Members
and seventy-five percent (75%) to the Manager.

                  b. Net Losses arising from a Liquidating Event shall be allocated ninety-nine percent (99%) to the Members and one percent (1%) to the Manager.

         4.4 ALLOCATIONS AMONG MEMBERS.

                  a. Amounts allocated to the Members collectively shall be allocated pro rata among the Members. No Member shall be allocated an amount of Net Losses that would reduce his Capital Account below zero or which would require him to contribute additional funds to the LLC if it were dissolved. To the extent consistent with federal tax law, it is intended that allocations of Net Profits shall be made first to the Members to the extent of and in accordance with actual distributions of cash made to them.

                  b. All allocations of Net Profits and Net Losses from Operations shall be made to the persons who were Members during the fiscal period for which such allocation is made based upon the number of days in such period during which the person was a Member.

                  c. All allocations of Net Profits and Net Losses from a Liquidating Event shall be made to the persons who are Members as of the date of such event.

                  d. If Net Profits from a Liquidating Event allocated to the Members are less than the deficit amounts of the Capital Accounts of all Members whose Capital Accounts are negative, if any, such Net Profits shall be allocated among such Members in the ratio which the deficit amount of each such Member's Capital Account bears to the deficit amounts of the Capital Accounts of all such Members whose Capital Accounts have a deficit balance. Nothing contained in this Section 4.4(d) shall be deemed to defeat or alter the Preference which is owed to Members, as provided elsewhere in this Agreement.



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                  e. If the character of any Net Profit or Net Loss is in part capital and in part ordinary in the hands of the LLC or is in part governed by Internal Revenue Code Section 1231 and in part not governed thereby, then all allocations of any such Net Profit or Net Loss shall be made among the Members in a manner such that each Member to whom such Net Profit or Net Loss is allocated, is allocated the same proportion of each such separate class of Net Profit or Net Loss as such Member is allocated to the total amount of such Net Profit or Net Loss.

                  f. Any recognition of taxable income or loss arising from the recharacterization of the status or treatment of any item, or any recapture of any tax credit on audit or by an amended tax return, shall be allocated in the same manner and ratio as said item or credit was previously allocated to the Members, or as close thereto as the Manager may determine, in its sole discretion.

                  g. For the purposes of the allocations set forth herein, the balance in a Member's Capital Account shall be determined as if the LLC's year had closed immediately prior to the date as of which such allocations are made.

         4.5 OVERRIDING AND SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS. Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocations under this Agreement and in the following order of priority:

                  a. No allocations of loss, deduction, and/or expenditures described in Section 705(a)(2)(B) of the Code shall be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction, and/or Code Section 705(a)(2)(b) expenditure which wold have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have a Deficit Capital Account as a result of the allocations, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their respective Membership Interests.



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                  b. In the event any Member unexpectedly receives any
adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations which create or increase a Deficit Capital Account of such Member, then items of LLC income and gain (consisting of a pro rata portion of each item of LLC income, including gross income and gain for each year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Capital Account so created as quickly as possible. It is the intent that this Section 4.5(b) be interpreted to comply with the alternate test for economic effect ("Qualified Income Offset") set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

                  c. In the event any Member would have a Deficit Capital Account at the end of any LLC taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the LLC under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and such Member's share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore under with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of LLC income (including gross income) and gain in the amount of such excess as quickly as possible.

                  d. Notwithstanding any other provision of this Section 4.5, if there is a net decrease in the LLC's minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the LLC, then the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and, if necessary, for subsequent years) equal to that Member's share of the net decrease in LLC minimum gain. This
Section 4.5(d) is intended to comply with the minimum gain charge back requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the LLC has a net decrease in the LLC's minimum gain, if the minimum gain charge back requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the LLC will have sufficient other income to correct that distortion, the Manager may, in its discretion (and shall, if requested to do so by the Manager) seek to have the Internal Revenue Service waive the minimum gain charge back requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).




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                  e. Items of LLC loss, deduction, and expenditures described in Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the LLC and are characterized as partner (Member) nonrecourse deductions under
Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members' Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

                  f. Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Treasury Regulations), such deductions shall be allocated to the Members in accordance with, and as a part of the allocations of LLC Net Profits or Net Losses for such period.

                  g. Any credit or charge to the Capital Accounts of the Members pursuant to Section 4.5(b), (c), and/or (d) hereof shall be taken into account in computing subsequent allocations of LLC Net Profit and Net Losses so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 4.2, 4.3, and 4.4 shall, to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IV if the special allocations required by Sections 4.5(b), (c), and/or (d) hereof had not occurred.

                  h. In connection with the contribution of any property other than cash by a Member to the LLC, the Manager shall make such allocations as are necessary under Section 704 of the Code.

         4.6 CAPITAL ACCOUNTS. The LLC, with respect to each Member, shall maintain Capital Accounts in accordance with the following provisions:

                  a. Each Member's Capital Account shall be increased by (1) the amount of money contributed by such Member to the LLC, or the face amount of indebtedness owed to the Manager which is canceled in exchange for the Interest issued to the Member; (2) the fair market value of property contributed by the Member to the LLC (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of such Net Profits; (4) any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 4.5; and (5) allocations to such Member of income described in Section 705(a)(1)(B) of the Code.

                  b. Each Member's Capital Account will be decreased by (1) the amount of money distributed to such Member by the LLC; (2) the fair market value of property distributed to such Member by the LLC (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Losses; (4) any items in the nature of deduction and loss that are specifically allocated to such Member pursuant to Section 4.5; and (5) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code.

         The foregoing provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the LLC. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of LLC capital reflected on the LLC's balance sheet, as computed for book purposes in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

                                   ARTICLE V

                            ACCOUNTING AND REPORTING

         5.1 BOOKS OF ACCOUNT. The LLC shall maintain complete books of account of the LLC business at the principal office of the LLC in Florida as specified in Section 1.2 of this Agreement. Every Member shall have access at all reasonable times to the LLC's books of account and may inspect and copy any of them. The LLC's books of account shall be closed promptly after the end of each accounting and tax year, and, as soon as practicable thereafter, the LLC's accountant shall prepare unaudited financial statements which are in accordance with generally accepted accounting principles ("GAAP"). Copies of such financial statements shall be furnished to each Member. By March 31 of each calendar year starting in 1998, the LLC shall furnish to every Member who owned an interest in the LLC during such year such tax information regarding the LLC and its operations as shall be reasonably necessary for the preparation of each Member's federal, state and other tax returns.

         5.2 FISCAL YEAR. The fiscal year of the LLC shall be the calendar year.

         5.3 ACCOUNTING METHODS; TRANSFERS DURING YEAR. LLC Net Profits and Net Losses shall be determined as of the end of each fiscal year by the LLC's accountant in accordance with Article IV hereof.

         5.4 TAX MATTERS MEMBER. Dr. Daniel J. Pavlik is designated the "tax matters member" for purposes of the Code.

                                   ARTICLE VI

                        RIGHTS AND DUTIES OF THE MANAGER

         6.1 MANAGEMENT. The business and affairs of the LLC shall be managed by the Manager, who shall direct and control the business of the LLC to the best of its ability, and to make all decisions regarding those matters and to perform any and all other acts incidental to the management of the LLC's business. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by one Manager, unless the approval of the Members or more than one of the Managers is expressly required pursuant to this Agreement or the Florida Act. No person shall be required to determine or question the Manager's authority to undertake any act or execute any contract on behalf of the LLC or to see to the application or distribution of revenues or proceeds paid to the Manager as a representative of the LLC.

         6.2 CERTAIN POWERS OF THE MANAGER OR MANAGER. Without limiting the generality of Section 6.1, the Manager shall have the power and authority on behalf of the LLC:

                  a. To negotiate laboratory processing agreements for the clinical support centers signed up with the LLC, such agreements to be on such terms as the Manager may determine.

                  b. As provided for in this Agreement, to borrow money for the LLC from banks, other lending institutions, the Manager, the Members, or affiliates thereof, on such terms as the Manager deems appropriate, and in connection therewith, to grant security interests in the assets of the LLC.

                  c. To purchase insurance to protect the LLC's assets and business.

                  d. If necessary, to hold property of the LLC in the name of the Manager, for the express benefit of the LLC.

                  e. To invest any LLC funds temporarily in highly liquid time deposits, short-term governmental obligations, money market accounts or high grade commercial paper.

                  f. Upon the affirmative vote of a Majority Interest of the Managers, to sell or otherwise dispose of all or substantially all of the assets of the LLC as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under this Agreement or any other agreement to which the LLC may be bound.

                  g. To execute on behalf of the LLC all instruments and documents, including, without limitation, contracts, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements and financing statements.

                  h. To employ accountants, legal counsel and others to perform services for the LLC and to compensate them from LLC funds.

         6.3 LIABILITY FOR CERTAIN ACTS. Pursuant to Section 1705.29(D) of the Florida Act, the Manager is liable in damages for any action that it takes or fails to take as a manager of the limited liability company, but only if it is proved, by clear and convincing evidence, in a court with jurisdiction, that its action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the LLC or undertaken with reckless disregard for the best interests of the LLC.

         6.4 MANAGER HAS NO EXCLUSIVE DUTY TO LLC. The Members acknowledge that the Manager is the manager of another limited liability company with business activities similar to the LLC, and that the Manager may serve as the manager of additional limited liability companies to be formed in the future. Such other limited liability companies are or will be located in market areas of the United States outside the market area to be served by the LLC. The Members acknowledge that the Manager is not required to devote all of its personnel and resources to the business of the LLC. The Manager shall devote such time to the conduct of the business of the LLC as shall be reasonably necessary.

         6.5 MEMBERS NOT ENTITLED TO PARTICIPATE IN OTHER LIMITED LIABILITY COMPANIES. The Economic Members understand and acknowledge that the Manager serves as the manager of another limited liability company, with business activities which are similar to the business of the LLC, and that the Manager may serve as the manager of additional limited liability companies to be formed in the future. Such other limited liability companies are or will be located in market areas of the United States outside the market area to be served by the LLC. Neither the LLC nor any Economic Member shall have any right, by virtue of this Agreement, to share or participate in the business or profits of such other limited liability companies, or in the business activities of the Manager.

         6.6 BANK ACCOUNTS. The Manager shall from time to time open bank and other accounts in the name of the LLC. The Manager shall be the sole signatory thereon. The funds of the LLC shall not be commingled with funds of any other entity.

         6.7 INSURANCE. The Manager shall obtain general liability insurance for the LLC, however, product liability insurance shall not be required if not available at reasonable cost. In addition, the Manager is authorized to obtain insurance to protect the Manager against liability resulting from its good faith actions or omissions as Manager or Managers (for example, officers and directors insurance). Such insurance shall only protect the Manager from liability to the extent that such liability could be indemnified pursuant to the Florida Act.

         6.8 COMPENSATION AND REIMBURSEMENTS OF MANAGER. The Members acknowledge and approve the payments and transactions between the LLC and the Manager set forth below. Payments pursuant to (a) and (b) shall be from the Initial Capital Contributions to the LLC; payments pursuant to (c) and (d) shall be from funds provided by the Initial Capital Contributions to the LLC, or from operating revenues of the LLC, depending upon the time when such payments are made; payments pursuant to (e) shall be from the LLC's cash flow from operations; payments pursuant to (f) shall be from Distributable Cash.

         (a) The LLC shall pay the Manager $65,000 for each regional office opened by the LLC in Minnesota and in the other states in the market area to be served by the LLC, such payment being for the right to use the computer systems software and clinic marketing data base of the Manager, for startup accounting and other office administration services performed for the LLC, and for the payroll cost to the Manager of providing personnel for training and marketing sessions for healthcare providers who purchase services and products from the LLC. The first $65,000 shall be paid on the admission of the first Members pursuant to the Memorandum. Subsequent payments shall be due as the LLC opens additional regional offices.

         (b) The LLC shall pay the Manager $75,000 on a one time non-accountable basis for legal, accounting and other costs paid or incurred by the Manager, in connection with the formation of the LLC, development of its business plan, and legal, accounting and other costs incurred in connection with the offer and sale of Economic Interests pursuant to the Memorandum.

         (c) The LLC shall pay the Manager $10,000 per month for each regional office opened by the LLC, to reimburse a portion of the Manager's ongoing administrative overhead expenses.

         (d) The Manager is entitled to make and retain for its own account an amount equal to __ % of the amount invoiced to the LLC for the cost of clinical workstations (diagnostic equipment) and nutrition supplements to the LLC.

         (e) The Manager is entitled to receive and retain for its own account an amount equal to 10% of all payments by healthcare provider clients of the LLC, for laboratory tests performed by private label "core reference laboratories" for patients of such healthcare providers.

         (f) The Manager is entitled to its share of Distributable Cash and Profits as provided in this Agreement.

                                  ARTICLE VII

                             RIGHTS OF THE MEMBERS

         7.1 GENERAL RIGHTS.

                  a. The Economic Members shall have only those rights as set forth in this Agreement or as otherwise may be provided by the Florida Act.

                  b. The Economic Members shall have no right to vote on any LLC matter or decision except for those set forth in Section 7.2.

         7.2 VOTING RIGHTS.

                  a. There shall be a regular annual LLC meeting, which shall be held in April of each year starting in 1998, on not less than 30 nor more than 90 days notice from the Manager to the Economic Members stating the date, time and location of the annual meeting. In lieu of an actual meeting, a request for consent and vote without an actual meeting may be circulated among the Economic Members by the Manager. At the annual meeting, the Economic Members shall vote upon the re-election of Access HealthMax, Inc. as the Manager of the LLC, or the election of another person or entity as Manager of the LLC. Upon the affirmative vote of the holders of 60% of the Capital Interests present at the annual meeting, or by the holders of 60% of the total Capital Interests if a vote is taken without a meeting, Access HealthMax, Inc. shall be re-elected as Manager of the LLC for a one year term, or a replacement person or entity shall be elected Manager of the LLC for a one year term, as the case may be. If Access HealthMax, Inc. is not re-elected as Manager, its interest in the LLC's Net Profits and Losses, and in Distributable Cash, pursuant to this Agreement, shall not be affected, however, Access HealthMax, Inc. shall have the sole right to require the new Manager to purchase (for cash) such Interest from Access HealthMax, Inc. at fair value, to be determined by a qualified business appraiser acceptable to Access HealthMax, Inc. Such purchase price shall be paid in cash at closing, or 25% at closing and the balance over two years, secured by the Interest in LLC Net Profits and Losses, and Distributable Cash, held by Access HealthMax, Inc. as a Member, such balance to be evidenced by a promissory note bearing interest at the prime rate published by The Wall Street Journal, plus 2% per annum, as of the business day prior to the closing.

                  b. A meeting of the Members for any of the purposes specified in Section 7.2(c) below may be called at any time by the Manager or by the Members holding at least 30% of the Capital Interests by giving at least 30 but not more than 90 days written notice of the time, date and place to each Member. Meetings shall be held at the offices of the LLC, or at such other reasonable place as may be designated by the Manager.

                  c. At any meeting of the Members duly called, or if no meeting is called then by a request for consent and vote circulated among the Members by the Manager, the Members may vote only upon the following matters, which for approval shall require the affirmative vote or written consent of the holders of 60% or more of the Capital Interests present at such meeting, or of the holders of 60% or more of all of the Capital Interests in the event of written consent without a meeting.

                  i. A material change in the LLC's purpose or term.

                  ii. Early dissolution and winding up of the LLC.

                  iii. An election to continue the business of the LLC after the resignation of the Manager where there is no other Manager remaining.

                  iv. Any reorganization or merger of the LLC, which shall not, however, include the Manager's exercise of its right to early buy-out of the Members as set forth in this Agreement.

                                  ARTICLE VIII

                            ADMISSION OF NEW MEMBERS

         8.1 CONSENT REQUIRED. No Person may become a Member of the LLC without the prior written consent of the Manager and execution of this Agreement.

                                   ARTICLE IX

                          TRANSFER OF INTEREST IN LLC

         9.1 RESTRICTION. Except as permitted under Section 9.2, no Member shall transfer or encumber his or its Interest in the LLC without the written consent of the Manager. Any attempted transfer or encumbrance not in compliance with this Section 9.1 shall be null and void and of no legal effect upon the LLC, and the LLC will not be required to accept, recognize or be bound by such transfer or encumbrance.

         9.2 PERMITTED TRANSFERS. A Member may transfer all or part of his or its Economic Interest in the LLC, without consent of the Manager, to: (i) a trust for the immediate family of the Member or of the beneficial owners of the Member; (ii) a family partnership in which the Member is general partner; or
(iii) the members of the immediate family of the Member or of the beneficial owners of the Member. The transferee shall thereafter be an Member, subject to the transferee's execution of this Agreement.

                                   ARTICLE X

                     BANKRUPTCY, WITHDRAWAL OR RESIGNATION
                        OF THE MANAGER OR ANOTHER MEMBER

         10.1 BANKRUPTCY, WITHDRAWAL OR RESIGNATION OF MANAGER. Upon the bankruptcy, withdrawal or resignation of the Manager, the LLC shall dissolve; provided, however, that within 90 days after the filing of the bankruptcy petition, or the date that the LLC is notified in writing of the withdrawal or resignation, as may be applicable, the remaining Members may by vote of a Majority in Interest of the Remaining Members (as defined below in Section 10.5) elect to continue the business of the LLC. In the event that the remaining Members elect to continue the business of the LLC, the remaining Members shall have the option to purchase the Interest of the Manager in the LLC for a 90 day period after the date of filing of the bankruptcy petition, the date of withdrawal or resignation, as applicable. Each remaining Member's right to purchase shall be on a pro rata basis according to their Interests in the LLC. The Interest purchased shall have the rights to participate in Distributable Cash as are in effect for the Manager as of the date of the bankruptcy, withdrawal or resignation of the Manager.

         If a Member decides not to participate in the purchase of the Interest of the Manager, the Members electing to purchase may acquire the Interest of the Manager on a pro rata basis according to the ratio which each participating Member's Capital Interest bears to the aggregate Capital Interests of all participating Members, for an additional 20 days after the expiration of the initial 90 day period.

         10.2 PURCHASE PRICE. Unless otherwise agreed, the purchase price shall equal the fair price as determined by an independent business appraiser acceptable to the Manager and to the representative of the Members who elect to purchase.

         10.3 PAYMENT OF PURCHASE PRICE. Payment of the purchase price shall be made in certified funds at time of closing if the purchase price is less than $5,000. If the purchase price is $5,000 or more, payment shall be made by (i) the cash payment of the greater of $5,000 or 25% of the purchase price at closing; and (ii) delivery of the purchaser's promissory note for the balance of the purchase price, payable in equal quarterly installments, including principal and interest on unpaid balances at the rate hereinafter specified over 2 years from date of closing. Such note shall contain provisions for acceleration on default and payment of collection costs (including reasonable attorneys' fees) on default and shall provide that prepayment may be made at any time with penalty. The promissory note shall be secured by a pledge of the Manager's Interest, pursuant to a commercially reasonable security agreement and related documents. The interest rate for such note shall be the prime rate published by The Wall Street Journal, plus 2% per annum.

         10.4 MISCELLANEOUS. Nothing in this Article X shall prohibit the Members or the LLC from structuring the purchase or retirement of a Member's Interest (other than the Manager's Interest) in the LLC in the event of the death or bankruptcy of a Member (other than the Manager) in such manner as is agreed among the parties.

         10.5 DEFINITION OF "MAJORITY IN INTEREST OF THE REMAINING MEMBERS." "Majority in Interest of the Remaining Members" shall mean, as of the date of the bankruptcy, withdrawal, or resignation of the Manager, the Members holding a majority of the Capital Interests.

                                   ARTICLE XI

                          DISSOLUTION AND TERMINATION

         11.1 DISSOLUTION. The LLC shall terminate, dissolve and liquidate its affairs on the earlier of the following:

                  a. Expiration of its term;

                  b. The decision of a Majority in Interest of the Members (defined as the decision of the holders of a majority of the Capital Interests) to terminate the LLC; or

                  c. The occurrence of any event, including, but not limited to, the enactment of any law which makes it impossible to continue the business of the LLC or to operate the business as a limited liability company; and

         11.2 EFFECTIVE DATE. Dissolution of the LLC shall be effective on the day on which the event occurs giving rise to the dissolution, but the LLC shall not terminate until Articles of Dissolution have been issued and the assets of the LLC shall have been distributed as provided herein. Notwithstanding the dissolution of the LLC, the business and affairs of the Members shall continue to be governed by this Agreement until termination of the LLC.

         11.3 WINDING UP UPON DISSOLUTION. In the event of a dissolution of the LLC, the Manager shall immediately commence to liquidate the LLC and its property and to convert the same to cash or cash equivalents and to wind up the LLC's affairs. During liquidating and winding up, the Members shall continue to share LLC Net Profits and Net Loses and all LLC income, gain, loss, deductions and credits and all items thereof in accordance with their respective Membership Interests as provided in Article 4 hereof. The proceeds from liquidation of the LLC Property shall be applied in the following order of priority:

                  a. To debts and liabilities of the LLC, including debts owed to Members who are creditors of the LLC;

                  b. To the reasonable debts and expenses of liquidating the LLC and its property and winding up the LLC's affairs, including reasonable compensation to be paid to the Members who participate and assist in liquidating the LLC and its property or winding up the LLC's affairs.

                  c. To the setting up of Reserves as may be necessary to pay contingent liabilities of the LLC, with the amount of such Reserves to be determined by the Manager in its discretion.

                  d. To the Members in accordance with the positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the LLC's taxable year during which the liquidation occurs). Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the timing requirements in
Section 1.704-1(b)(2)(ii)(B)(2) of the Treasury Regulations.

         11.4 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the LLC for the return of his or its Capital Contribution.

                                  ARTICLE XII

                      MANAGER'S RIGHT TO AN EARLY BUY-OUT
                                   OF MEMBERS

         12.1 OPTION. The Manager shall have the option, which shall be irrevocable, to purchase some or all of the Members' Economic Interests in the LLC at a purchase price equal to 125% of the Capital Contribution made by a Member, less any prior returns of Capital Contributions to the Member, plus any amount necessary to pay the Preference to such Member. If the purchase is for part of the Interests, the purchase shall be applied pro rata among all Members.

         For example, if a Member invests $100,000 into the LLC, is paid his or its Preference for the first three years of the LLC, and $25,000 of such Member's Initial Capital Contribution has been returned, the purchase price of such Member's Interest in the LLC at the end of year 4 shall be $110,500, computed as follows:

         125% of Initial Capital Contribution                 $125,000.00
         Less: Return of Initial Capital Contribution         $ 25,000.00
                                                              -----------
                           Balance                            $100,000.00

         Unpaid Preference for Year 4
         ($100,000 x 10.5%)                                   $ 10,500.00
                                                              -----------
                           Buy-Out Price            =         $110,500.00

         12.2 NOTICE. The Manager shall provide 15 days written notice to each Member of its election to purchase the Members' Interests.

         12.3 TERMS. The purchase price of each Member's Interest shall be in cash or securities of the Manager (at the option of the Member) to be delivered to each Economic Member within 10 days after the expiration of the 15 day notice period.

         12.4 EVIDENCE OF OWNERSHIP OF ECONOMIC INTEREST. Each Member shall return any evidence of ownership in the LLC upon receipt of payment and shall sign any documentation required by the Manager to evidence the termination of the Member's Interests in the LLC.

                                  ARTICLE XIII

                        ADMISSION OF ADDITIONAL MEMBERS

         13.1 MANAGER'S RIGHT TO ADMIT ADDITIONAL MEMBERS. If, after the expenditure by the LLC of the funds from proceeds of sale of the Economic Interests pursuant to the Memorandum, the Manager determines that the LLC requires additional capital to complete its business plan and sustain operations, then the Manager shall have the right to cause the LLC to sell up to an additional 40 Interests and admit the purchasers as Members, on the same terms as the Interests sold pursuant to the Memorandum, provided, that the return of capital invested to the new Members shall be subordinate to the return of capital to the first Members. The first Members shall have a 10 day right of first refusal, pro rata in the nature of a preemptive right, to acquire such additional Economic Interests in the LLC when offered to third parties, on the same terms and conditions as offered to such third parties.

                                  ARTICLE XIV

                               GENERAL PROVISIONS

         14.1 ENTIRE AGREEMENT. This Operating Agreement contains the entire agreement among the Members concerning the LLC and supersedes all prior negotiations, understandings or agreements in regard thereto.

         14.2 APPLICABLE LAW. This Operating Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

         14.3 SUCCESSORS AND ASSIGNS. Except as set forth herein, this Operating Agreement shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors and assigns of the Members.

         14.4 NOTICES. All notices and other communications under this Operating Agreement shall be in writing and shall be sufficiently given if personally delivered to the addressee or, if mailed, postage prepaid, to the addressee at his, her or its address as stated in the books and records of the LLC. The address of a Member may be changed in the manner required in this Section for the giving of notice.

         14.5 SEVERABILITY. If any clause or provision of this Operating Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, then it is the intention of the Members that the remainder of this Operating Agreement shall not be affected thereby, and that in lieu of each clause or provision of this Operating Agreement that is so determined to be illegal, invalid or unenforceable, there be added as a part of this Operating Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and yet be legal, valid and enforceable.

         14.6 SECTION HEADINGS. The Section headings herein are for the convenience of reference and shall not be deemed to affect or alter any provision herein.

         14.7 NO WAIVER. The failure at any time to require performance of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be held to be a waiver of such provision.

         14.8 REPORTS TO THE MEMBERS. At least quarterly, starting after close of the private offering of Economic Interests pursuant to the Memorandum, the Manager shall send to the Members unaudited financial statements and other written information about the status and operations of the LLC. On or before March 31 of each year, starting in 1998, the Manager shall send to the Members an annual report, including unaudited financial statements for the previous calendar year (or portion thereof for the year when operations commenced).

         IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement effective as of the day and year first above written.



                                         MANAGER AND MEMBER:

                                         ACCESS HEALTHMAX, INC.
                                         A FLORIDA CORPORATION



                                         --------------------------------------
                                         Daniel J. Pavlik, President



                                         INITIAL MEMBER:
                                         DANIEL J. PAVLIK



                                         --------------------------------------

                                    MEMBERS

         The Members and the amounts of their respective Initial Capital Contributions are stated on the attached list "Access HealthMax LLC II Members" marked as Exhibit A and attached hereto and incorporated herein.

         Each Member shall execute and return to the Manager the attached Acknowledgement and Agreement and return same to the Manager.

                          ACKNOWLEDGMENT AND AGREEMENT

         I, ________________________________________, do hereby acknowledge and agree that I have read and understand the foregoing Operating Agreement of Access HealthMax LLC II, and agree to be bound by its terms.



--------------------------------
Signature of Member



--------------------------------
Print Name (and title if Member
is an entity)

Please print the name and address of the Member executing the Acknowledgment and Agreement:

--------------------------------


--------------------------------


--------------------------------